balancesheet

CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of March 31, 2004)

ASSETS			2004	2003	LIABILITIES			2004	2003
			Ch$	Ch$				Ch$	Ch$
CURRENT ASSETS					CURRENT LIABILITIES
	Cash and banks		8.554.441	14.439.879		Banks and financial institutions - short-term		19.299.558	9.230.598
	Time deposits		1.687.447	31.695.160		Banks and financial institutions - current maturities		86.236.624	148.967.490
	Marketable securities		47.630.819	92.158.470		Debentures		106.819.013	16.860.435
	Trade receivables		204.764.411	208.547.148		Current maturities of other long-term liabilities		450.286	485.206
	Notes receivable		6.824.217	6.287.342		Dividends payable		103.444	205.297
	Sundry debtors		9.658.271	19.437.244		Accounts payable		128.678.293	159.800.686
	Due from related companies		19.919.290	22.557.213		Notes payable		250.555	261.254
	Inventories		19.029.808	12.564.738		Sundry creditors		34.332.812	7.279.535
	Refundable taxes		15.832.430	21.091.720		Due to related companies		22.164.456	9.428.141
	Prepaid expenses		7.748.219	8.934.052		Provisions		3.977.499	3.993.906
	Deferred taxes		17.481.325	24.255.749		Withholdings		11.430.427	10.485.820
	Other current assets		74.045.158	33.194.741		Unearned income		9.331.575	7.882.222
		Total current assets	433.175.836	495.163.456		Other current liabilities		2.064.233	2.997.633

FIXED ASSETS
	Land		27.517.671	27.487.880			Total current liabilities	425.138.775	377.878.223
	Construction and infrastructure works		184.776.167	184.215.050	LONG-TERM LIABILITIES
	Machinery and equipment		3.456.300.581	3.335.099.028
	Other fixed assets		345.714.585	403.673.301		Banks and financial institutions		312.982.539	419.192.615
	Technical revaluation		9.178.918	9.175.583		Debentures		319.691.002	513.980.506
	Less: accumulated depreciation		2.251.299.904	2.043.217.703		Due to related companies		21.378.352	24.828.074
		Fixed assets-net	1.772.188.018	1.916.433.139		Sundry creditors		3.767.056	7.370.284
						Provisions		19.406.819	17.841.993
OTHER ASSETS						Deferred Taxes		48.052.816	41.775.802
	Investments in related companies		10.166.660	42.270.171		Other long-term liabilities		7.990.698	6.061.741
	Investments in other companies		3.835	3.835			Total long term liabilities	733.269.282	1.031.051.015
	Goodwill		154.512.202	176.567.096	MINORITY INTEREST			1.312.649	1.164.860
	Long-term debtors		31.416.651	36.430.116
	Intangibles		40.936.366	32.527.358	EQUITY
	Amortization (less)		5.175.554	3.060.070
	Other long-term assets		9.922.500	14.324.943		Paid-in capital		859.490.281	736.431.481
						Reserve		(4.297.452)	3.682.158
						Share premium		0	115.079.192
		Total other assets	241.782.660	299.063.449		Other reserves		(660.313)	2.182.575
						Retained earnings:		432.893.292	443.190.540
							Prior years	429.380.774	435.932.075
							(Losses) Income for the period	3.512.518	7.258.465
							Total equity	1.287.425.808	1.300.565.946

TOTAL ASSETS			2.447.146.514	2.710.660.044	TOTAL LIABILITIES AND EQUITY			2.447.146.514	2.710.660.044

Última actualización 22-04-2004
Por Telefónica CTC Chile